Exhibit 99.3
CT COMMUNICATIONS PRESS RELEASE
October 26, 2006
Concord, NC
Jim Hausman
704.722.2410
Ron Marino
704.722.2212
CT Communications Increases Quarterly Dividend 20%

CT Communications, Inc. (NASDAQ: CTCI) announces that its board of directors has declared a quarterly dividend on its common stock of $0.12 per share, an increase of 20% from the previous quarter. The dividend is payable December 15, 2006, to all shareholders of record as of the close of business on December 1, 2006.
CT Communications’ officials said the dividend increase is made possible by the Company’s continuing focus on growing revenue, increasing operational efficiency and the Company’s solid financial condition. With this increase, CT Communications has increased its dividend 85% in the last two years.
CT Communications, Inc., headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed data services, local and long-distance telephone services, and digital wireless voice and data services.